Exhibit 99.1

Synaptics Reports Results for Fourth Quarter and Fiscal 2019

Accelerating the Corporate Transformation

•	Synaptics appoints Michael Hurlston as new president and chief executive officer, expected to start on August 19, 2019

•	Company identified higher margin investment areas and is executing towards better profitability and sustainable growth

•	Two consecutive quarters of non-GAAP gross margin above 39 percent, forecasting to reach 40 percent in Q1, at the midpoint of guidance

•	Increased share repurchase authorization by $100M, for total of $190.6M remaining

SAN JOSE, Calif., – August 8, 2019 – Synaptics Incorporated (NASDAQ: SYNA), the leading developer of human interface solutions, today reported financial results for its fourth fiscal quarter and fiscal year ended June 30, 2019.

Net revenue for the fourth quarter of fiscal 2019 was down 24 percent from the comparable quarter last year and down 12 percent sequentially to $295.1 million. GAAP net loss for the fourth quarter of fiscal 2019 was $46.2 million, or $1.35 per diluted share. Non-GAAP net income for the fourth quarter of fiscal 2019 decreased $22.5 million from the prior year period to $13.2 million, or $0.38 per diluted share. For fiscal 2019, total revenue of $1.47 billion was down 10 percent from fiscal 2018. GAAP net loss for fiscal 2019 was $22.9 million or $0.66 per share. Non-GAAP net income for fiscal 2019 was similar to the prior year at $141 million, or $4.00 per diluted share. (See below under the heading “Use of Non-GAAP Financial Information” and the attached table for a description and a reconciliation of GAAP to non-GAAP financial measures.)

“In the June quarter, we made good progress with our corporate transformation, identifying key areas of focus and investment long-term in edge computing SoCs for consumer IoT in the smart home, fingerprint sensors and TDDI for automotive, OLED display and touch for mobile devices, audio SoCs for wired and true wireless headsets, and high speed wired connectivity for PCs, peripherals and VR,” stated Saleel Awsare, senior vice president and general manager, IoT Division, Corporate Marketing & Investor Relations. “We are pleased with the progress that we’ve made and look forward to the leadership our newly appointed president and CEO, Michael Hurlston will bring to continue to execute on our transformation and improve our long-term growth and profitability.”

Fourth Quarter 2019 Business Metrics

•	Revenue mix from mobile products was 54 percent. Revenue from mobile products of $158.3 million was down 29 percent year-over-year and down 23 percent sequentially.

•	Revenue mix from IoT products was 26 percent. Revenue from IoT products of $76.6 million was down 21 percent year-over-year but up 21 percent sequentially.

•	Revenue mix from PC products was 20 percent. Revenue from PC products of $60.2 million was down 15 percent year-over-year and down 9 percent sequentially.

Cash at June 30, 2019 was $327.8 million. Cash flow from operations during the fourth quarter of fiscal 2019 was $43 million and the company used $41 million to repurchase approximately 1.44 million shares of its common stock. In July 2019, the company repurchased 556 thousand shares under its stock repurchase program and, on August 5, 2019, the stock repurchase program authorization was increased by $100 million and extended through July 2021, for a total available authorization of $190.6 million and cumulative aggregate repurchase authorization of $1.4 billion.

Business Outlook

Kermit Nolan, chief accounting officer and interim CFO of Synaptics, added, “Considering our backlog of $277 million entering the September quarter, subsequent bookings, customer forecasts and product sell-in and sell-through timing patterns, and the resulting expected product mix, we anticipate revenue for the first quarter of fiscal 2020 to be in the range of $300 to $330 million. Based on this guidance, we expect the revenue mix from mobile, IoT and PC products to be approximately 50 percent, 30 percent and 20 percent, respectively.”

For the first quarter of fiscal 2020, the company expects:

	GAAP	Non-GAAP Adjustment	Non-GAAP

Revenue	$300M to $330M +2 percent to +12 percent Q/Q	—	$300M to $330M +2 percent to +12 percent Q/Q

Gross Margin	33.5 percent to 36.0 percent	Approximately $15.7m*	39.0 percent to 41.0 percent

Operating Expense	$123M to $128M	Approximately $27M to $29M**	$96M to $99M

*	Projected gross margin (non-GAAP) excludes $15 million of intangible asset amortization and $0.7 million of stock-based compensation.
**

Projected operating expense excludes $15 million to $16 million of stock-based compensation, $6 million to $7 million of restructuring, $4 million of retention costs, and $3 million of intangible asset amortization.

Earnings Call and Supplementary Materials

The Synaptics fourth quarter and fiscal 2019 teleconference and webcast is scheduled to begin at 2:00 p.m. PT (5:00 p.m. ET), on Thursday, August 8, 2019, during which the company will provide forward-looking information.

Speakers:

•	Saleel Awsare, Senior Vice President and General Manager, IoT Division, Corporate Marketing & Investor Relations

•	Kermit Nolan, Chief Accounting Officer and Interim Chief Financial Officer

•	Jason Tsai, Head of Investor Relations

To participate on the live call, analysts and investors should dial 888-394-8218 (conference ID: 6062788). Supplementary slides, a copy of the prepared remarks, and a live and archived webcast of the conference call will be accessible from the “Investor Relations” section of the company’s Website at www.synaptics.com.

About Synaptics Incorporated

Synaptics is the pioneer and leader of the human interface revolution, bringing innovative and intuitive user experiences to intelligent devices. Synaptics’ broad portfolio of touch, display, biometrics, voice, audio, and multimedia products is built on the company’s rich R&D, extensive IP and dependable supply chain capabilities. With solutions designed for mobile, PC, smart home, and automotive industries, Synaptics combines ease of use, functionality and aesthetics to enable products that help make our digital lives more productive, secure and enjoyable. (NASDAQ: SYNA) www.synaptics.com.

Join Synaptics on Twitter, LinkedIn, and Facebook or visit www.synaptics.com.

Use of Non-GAAP Financial Information

In evaluating its business, Synaptics considers and uses Non-GAAP Net Income, which we define as net income excluding share-based compensation, acquisition related costs, and certain other non-cash or recurring and non-recurring items the company does not believe are indicative of its core operating performance as a supplemental measure of operating performance. Non-GAAP Net Income is not a measurement of the company’s financial performance under GAAP and should not be considered as an alternative to GAAP net income. The company presents Non-GAAP Net Income because it considers it an important supplemental measure of its performance since it facilitates operating performance comparisons from period to period by eliminating potential differences in net income caused by the existence and timing of share-based compensation charges, acquisition related costs, and certain other non-cash or recurring and non-recurring items. Non-GAAP Net Income has limitations as an analytical tool and should not be considered in isolation or as a substitute for the company’s GAAP net income.

The principal limitations of this measure are that it does not reflect the company’s actual expenses and may thus have the effect of inflating its net income and net income per share as compared to its operating results reported under GAAP.

As presented in the “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” tables that follow, each of the non-GAAP financial measures excludes one or more of the following items:

Acquisition related costs.

Acquisition related costs primarily consist of:

•

amortization of purchased intangibles, which includes acquired intangibles such as developed technology, customer relationships, trademarks, backlog, licensed technology, patents, and in-process technology when post-acquisition development is determined to be substantively complete,

•	inventory adjustments affecting the carrying value of inventory acquired in an acquisition,

•	transitory post-acquisition incentive programs negotiated in connection with an acquired business or designed to encourage post-acquisition retention of key employees, and

•	legal and consulting costs associated with acquisitions that have been announced, including non-recurring post-acquisition costs and services.

These acquisition related costs are not factored into the company’s evaluation of its ongoing business operating performance or potential acquisitions, as they are not considered as part of the company’s principal operations. Further, the amount of these costs can vary significantly from period to period based on the terms of an earn-out arrangement, revisions to assumptions that went into developing the estimate of the contingent consideration associated with an earn-out arrangement, the size and timing of an acquisition, the lives assigned to the acquired intangible assets, and the maturity of the business acquired. Excluding acquisition related costs from non-GAAP measures provides investors with a basis to compare Synaptics against the performance of other companies without the variability and potential earnings volatility associated with purchase accounting and acquisition related items.

Share-based compensation.

Share-based compensation expense relates to employee equity award programs and the vesting of the underlying awards, which includes stock options, deferred stock units, market stock units and the employee stock purchase plan. Share-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond the company’s control. As a result, the company excludes this item from its internal operating forecasts and models. The company believes that non-GAAP measures reflecting adjustments for share-based compensation provide investors with a basis to compare the company’s principal operating performance against the performance of peer companies without the variability created by share-based compensation resulting from the variety of equity awards used by other companies and the varying methodologies and assumptions used.

Restructuring costs.

Restructuring costs consist primarily of employee severance and office closure costs, including the reversal of such costs. These costs are cash-based and designed to address cost structure inefficiencies. As a result, the company excludes restructuring costs from its internal operating forecasts and models when evaluating its ongoing business performance. The company believes that non-GAAP measures reflecting adjustments for restructuring costs provide investors with a basis to compare the company’s principal operating performance against the performance of other companies without the variability created by restructuring costs designed to address cost structure inefficiencies in its business.

Retention program costs.

Retention program costs consist of employee retention arrangement costs designed to ensure operational continuity and support through employee retention. These costs are cash-based and designed to ensure retention of certain key engineering and management employees as we transition the company through senior level management and product focus changes. As a result, the company excludes retention program costs from its internal operating forecasts and models when evaluating its ongoing business performance. The company believes that non-GAAP measures reflecting adjustments for retention program costs provide investors with a basis to compare the company’s principal operating performance against the performance of other companies without the variability created by retention program costs designed to ensure operational continuity and support through employee retention during a transition of senior level management and product focus changes.

Other non-cash items.

Other non-cash items includes non-cash amortization of debt discount and issuance costs. These items are excluded from non-GAAP results as they are non-cash. Excluding other non-cash items from non-GAAP measures provides investors with a basis to compare Synaptics against the performance of other companies without the variability associated with other non-cash items.

Recovery on sale of investment.

Recovery on sale of investment, represents the gain on the recovery of an investment in which the cost basis was previously written down to fair value. This item is excluded from non-GAAP results as the previous write-down was excluded from non-GAAP results. Excluding recovery on sale of investment from non-GAAP measures provides investors with a basis to compare Synaptics against the performance of other companies without the variability associated with recovery on sale of investment.

Arbitration settlement, net

Arbitration settlement, net represents the impact of the settlement of an arbitration matter net of related legal and consulting services that is unusual or infrequent. As a result, the company excludes from its internal operating forecasts and models, when evaluating its ongoing business performance, arbitration settlement amounts net of related costs. The company believes that non-GAAP measures reflecting an adjustment for arbitration settlements net of related costs provides investors with a basis to compare the company’s principal operating performance against the performance of other companies without the variability created by infrequent, non-recurring or non-routine arbitration settlements net of related costs.

Equity investment loss.

Equity investment loss represents an adjustment in the book value of an equity investment in a minority owned company. The equity investment loss is a non-cash item. As a result, the company excludes equity investment loss from its internal operating forecasts and models when evaluating its ongoing business performance. The company believes that non-GAAP measures reflecting adjustments for equity investment loss provide investors with a basis to compare the company’s principal operating performance against the performance of other companies without the variability created by non-cash items.

Non-GAAP tax adjustments.

The company forecasts its long-term non-GAAP tax rate in order to provide investors with improved long-term modeling accuracy and consistency across financial reporting periods by eliminating the effects of certain items in our Non-GAAP net income and Non-GAAP net income per share, including the type and amount of deductible stock options, delivery of shares under deferred stock unit awards, market stock unit awards, and performance stock unit awards, the taxation of post-acquisition intercompany intellectual property cross-licensing or transfer transactions, and the impact of other acquisition items that may or may not be tax deductible. The company intends to evaluate its long-term non-GAAP tax rate annually for significant events, including material tax law changes in the major tax jurisdictions in which the company operates, corporate organizational changes related to acquisitions or tax planning opportunities, and substantive changes in our geographic earnings mix.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business, and can be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements may include words such as “expect,” “anticipate,” “intend,” “believe,” “estimate,” “plan,” “target,” “strategy,” “continue,” “may,” “will,” “should,” variations of such words, or other words and terms of similar meaning. All forward-looking statements reflect our best judgment and are based on several factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Such factors include, but are not limited to, the risks as identified in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of our Annual Report on Form 10-K for the fiscal year ended June 30, 2018, and other risks as identified from time to time in our Securities and Exchange Commission reports. Forward-looking statements are based on information available to us on the date hereof, and we do not have, and expressly disclaim, any obligation to publicly release any updates or any changes in our expectations, or any change in events, conditions, or circumstances on which any forward-looking statement is based. Our actual results and the timing of certain events could differ materially from the forward-looking statements. These forward-looking statements do not reflect the potential impact of any mergers, acquisitions, or other business combinations that had not been completed as of the date of this release.

For more information contact:

Jason Tsai

Head of Investor Relations

jason.tsai@synaptics.com

SYNAPTICS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In millions except share data)

(Unaudited)

	June 30,	June 30,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$327.8	$301.0
Accounts receivables, net of allowances of $2.1 and $1.8 at June 30, 2019 and June 30, 2018, respectively	230.0	289.1
Inventories	158.7	131.2
Prepaid expenses and other current assets	14.6	18.2

Total current assets	731.1	739.5

Property and equipment at cost, net	103.0	117.8
Goodwill	372.8	372.8
Purchased intangibles, net	144.8	219.2
Non-current other assets	58.1	50.5

Total assets	$1,409.8	$1,499.8

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$98.3	$156.9
Accrued compensation	30.4	25.4
Income taxes payable	19.1	13.1
Acquisition-related liabilities	—	8.7
Other accrued liabilities	106.1	79.7

Total current liabilities	253.9	283.8

Convertible notes, net	468.3	450.7
Other long-term liabilities	30.3	36.0

Total liabilities	752.5	770.5

Commitments and contingencies

Stockholders' equity:
Preferred stock;
$.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock;
$.001 par value; 120,000,000 shares authorized; 64,283,948 and 62,889,679 shares issued, and 33,349,735 and 35,249,803 shares outstanding, respectively	0.1	0.1
Additional paid in capital	1,266.1	1,195.2
Less: 30,934,213 and 27,639,876 treasury shares, respectively, at cost	(1,192.4)	(1,073.9)
Accumulated other comprehensive income	—	1.5
Retained earnings	583.5	606.4

Total stockholders' equity	657.3	729.3

Total liabilities and stockholders' equity	$1,409.8	$1,499.8

SYNAPTICS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net revenue	$295.1	$388.5	$1,472.2	$1,630.3
Acquisition related costs (1)	15.4	18.3	62.7	109.7
Cost of revenue	189.3	242.6	912.4	1,040.5

Gross margin	90.4	127.6	497.1	480.1
Operating expenses
Research and development	84.0	89.3	340.0	357.3
Selling, general, and administrative	26.7	37.3	129.8	147.7
Acquisition related costs, net (2)	3.2	6.3	13.4	23.4
Restructuring costs (3)	7.3	3.4	17.7	13.6
Retention costs (4)	2.5	—	2.5	—

Total operating expenses	123.7	136.3	503.4	542.0

Operating loss	(33.3)	(8.7)	(6.3)	(61.9)
Interest and other income, net	(4.0)	(4.5)	(14.5)	(19.9)

Loss before provision/(benefit) for income taxes	(37.3)	(13.2)	(20.8)	(81.8)
Provision/(benefit) for income taxes	8.4	(12.1)	0.3	40.5
Equity investment loss	(0.5)	(0.4)	(1.8)	(1.8)

Net loss	$(46.2)	$(1.5)	$(22.9)	$(124.1)

Net loss per share:
Basic	$(1.35)	$(0.04)	$(0.66)	$(3.63)

Diluted	$(1.35)	$(0.04)	$(0.66)	$(3.63)

Shares used in computing net income/(loss) per share:
Basic	34.3	34.9	34.6	34.2

Diluted	34.3	34.9	34.6	34.2

(1)	These acquisition related costs consist primarily of amortization of acquired intangible assets and inventory fair value adjustments associated with acquisitions.
(2)	These acquisition related costs, net consist primarily of amortization associated with certain acquired intangible assets as well as transitory acquisition related compensation plans.
(3)	Restructuring costs primarily include severance costs and facility consolidation costs associated with operational restructurings and acquisitions.
(4)	Retention costs include 18-month retention agreements entered into with key engineering and management employees.

SYNAPTICS INCORPORATED

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

(In millions except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
GAAP gross margin	$90.4	$127.6	$497.1	$480.1
Acquisition related costs	15.4	18.3	62.7	109.7
Loss on supply commitment	9.0	—	9.0	—
Share-based compensation	0.7	0.9	3.1	3.2

Non-GAAP gross margin	$115.5	$146.8	$571.9	$593.0

GAAP gross margin - percentage of revenue	30.6%	32.8%	33.8%	29.4%
Acquisition related costs - percentage of revenue	5.2%	4.7%	4.2%	6.7%
Loss on supply commitment	3.1%	—	0.6%	—
Share-based compensation - percentage of revenue	0.2%	0.3%	0.2%	0.3%

Non-GAAP gross margin - percentage of revenue	39.1%	37.8%	38.8%	36.4%

GAAP research and development expense	$84.0	$89.3	$340.0	$357.3
Share-based compensation	(8.3)	(9.7)	(33.7)	(38.6)
Acquisition and integration related costs	—	—	—	(0.4)

Non-GAAP research and development expense	$75.7	$79.6	$306.3	$318.3

GAAP selling, general, and administrative expense	$26.7	$37.3	$129.8	$147.7
Share-based compensation	(1.3)	(7.6)	(22.2)	(29.5)
CEO severance	—	—	(2.2)	—
Acquisition and integration related costs	—	(1.0)	(1.2)	(2.5)
Arbitration settlement, net	—	(0.8)	1.7	(2.8)

Non-GAAP selling, general, and administrative expense	$25.4	$27.9	$105.9	$112.9

GAAP operating loss	$(33.3)	$(8.7)	$(6.3)	$(61.9)
Share-based compensation	10.3	18.2	59.0	71.3
Acquisition related costs	18.6	25.6	77.3	136.0
Loss on supply commitment	9.0	—	9.0	—
Restructuring costs	7.3	3.4	17.7	13.6
Retention costs	2.5	—	2.5	—
CEO severance	—	—	2.2	—
Arbitration settlement, net	—	0.8	(1.7)	2.8

Non-GAAP operating income	$14.4	$39.3	$159.7	$161.8

GAAP net loss	$(46.2)	$(1.5)	$(22.9)	$(124.1)
Share-based compensation	10.3	18.2	59.0	71.3
Acquisition related costs	18.6	25.6	77.3	136.0
Loss on supply commitment	9.0	—	9.0	—
Restructuring costs	7.3	3.4	17.7	13.6
Retention costs	2.5	—	2.5	—
CEO severance	—	—	2.2	—
Arbitration settlement, net	—	0.8	(1.7)	2.8
Other non-cash items	4.6	4.5	15.2	18.8
Equity investment loss	0.5	0.4	1.8	1.8
Non-GAAP tax adjustments	6.6	(15.7)	(18.9)	21.2

Non-GAAP net income	$13.2	$35.7	$141.2	$141.4

GAAP net loss per share - diluted	$(1.35)	$(0.04)	$(0.66)	$(3.63)
Share-based compensation	0.30	0.52	1.71	2.07
Acquisition related costs	0.54	0.73	2.23	3.98
Loss on supply commitment	0.26	—	0.26	—
Restructuring costs	0.21	0.10	0.51	0.39
Retention costs	0.07	—	0.07	—
CEO severance	—	—	0.06	—
Arbitration settlement, net	—	0.02	(0.05)	0.08
Other non-cash items	0.13	0.13	0.44	0.55
Equity investment loss	0.02	0.01	0.05	0.05
Non-GAAP tax adjustments	0.20	(0.45)	(0.54)	0.64
Non-GAAP share adjustment	—	(0.02)	(0.08)	(0.08)

Non-GAAP net income per share - diluted	$0.38	$1.00	$4.00	$4.05

SYNAPTICS INCORPORATED

CONDENSED CONSOLIDATED CASH FLOWS

(In millions)

(Unaudited)

	Twelve Months Ended
	June 30,
	2019	2018
Net loss	$(22.9)	$(124.1)

Non-cash operating items	169.1	219.3
Changes in working capital	8.0	49.8

Provided by operations	154.2	145.0

Acquisition of businesses	—	(396.7)
Fixed asset & intangible asset purchases	(23.7)	(41.8)
Proceeds from sales and maturities of investments	2.8	—

Used in investing	(20.9)	(438.5)

Treasury shares purchased	(118.5)	(93.6)
Equity compensation, net	11.9	26.9
Debt related, net	—	293.4

Provided by/(Used in) financing	(106.6)	226.7

Effect of exchange rate changes on cash and cash equivalents	0.1	—

Net change in cash and cash equivalents	26.8	(66.8)

Cash and cash equivalents at beginning of period	301.0	367.8

Cash and cash equivalents at end of period	$327.8	$301.0

Cash paid for taxes	$16.4	$26.4

Cash refund on taxes	$6.3	$1.7